Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of Telvent GIT, S.A. of our reports dated February 22, 2008 relating to the financial statements of Telvent GIT, S.A. and subsidiaries and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Telvent GIT, S.A. for the year ended December 31, 2007, and to the reference to us under the headings “Experts” in the Prospectus, which is part of the Registration Statement.
DELOITTE, S.L.
/s/ DELOITTE, S.L.
Madrid, Spain
December 4, 2008